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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): December 13, 2005


                         Global Aircraft Solutions, Inc.
                         -------------------------------
               (Exact Name of Registrant as Specified in Charter)

         Nevada                    000-28575                    84-1108499
         ------                    ---------                    ----------
       (State of            (Commission File Number)          (IRS Employer
     Incorporation)                                        Identification No.)

                         P.O. Box 23009 Tucson, AZ 85734
                         -------------------------------
                    (Address of principal executive offices)

                                 (520) 294-3481
                                 --------------
              (Registrant's telephone number, including area code)


                   Formerly Renegade Venture (NEV) Corporation


                   ------------------------------------------
          (Former Name or Former Address if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c).

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ITEM 1.01. Entry into a Material Definitive Agreement.

ITEM 2.03. Creation of a Direct Financial Obligation of a Registrant

On December 9, 2005, Global Aircraft Solutions, Inc ("Global"), Hamilton Aerospace Technologies, Inc. ("HAT"), a wholly owned subsidiary of Global Aircraft Solutions, Inc. and World Jet Corporation, ("WJ") a wholly owned subsidiary of Global Aircraft Solutions, Inc. (collectively the "Borrowers") closed on a First Modification to the May 5, 2005 Initial Loan Agreement with Global's existing bank. The modification increased the $2.5 million operating line of credit to $5 million ("Line of Credit"); added a Guidance Line of Credit in the amount of $7 million ("Guidance Credit") solely for the acquisition of aircraft and Letter of Credit Facilities in combined amounts not to exceed $200,000.00. The interest rate on the Line of Credit was reduced from 3.50% per annum to 3.00% per annum in excess of the applicable LIBOR rate. The interest rate on the Guidance Credit is also 3.00% per annum in excess of the applicable LIBOR rate. The interest rate for each Letter of Credit Facility, if drawn upon, shall also be 3.00% per annum in excess of the applicable LIBOR rate. The Line of Credit and any Letter of Credit Facility remains secured by a first priority lien on Global's, HAT's and WJ's personal property. Any advances pursuant to the Guidance Credit shall be secured by a first priority lien on any aircraft purchased with such advance. The term of the Line of Credit; the Guidance Credit and the Letter of Credit Facility all expire on October 31, 2007 and the entire outstanding principal balance, all accrued and unpaid interest, and all other sums due and payable under the Line of Credit, Guidance Credit and Letter of Credit Facility shall be due on the expiration date.

While there is no required monthly repayment obligation of the Line of Credit, the Line of Credit is based upon and limited by a borrowing base equal to the sum of 80% of the outstanding amount of all Eligible Accounts as defined in the Loan Agreement and 50% of the net book value of all Eligible Inventory as defined in the Loan Agreement. While there is no required monthly repayment obligation of the Guidance Credit, the Borrowers are required to repay, from time to time, (i) an amount equal to any amount by which the outstanding principal balance of the Guidance Credit exceeds $7 million, (ii) all amounts received by Borrowers under any aircraft purchase agreement, other than an initial down payment to the extent it does not exceed twenty-five percent (25%) of the purchase price, and (iii) any portion of an advance or readvance not paid within ninety (90) days of the advance or readvance. Borrowers are also responsible to immediately repay to bank the amount of an advance upon any breach of an aircraft purchase agreement. If any Letter of Credit Facility is drawn upon, all principal and accrued and unpaid interest shall be due and payable upon demand.

The Borrowers paid total fees and expenses of approximately $37,500.00 in connection with the modification to the Line of Credit and addition of the Guidance Credit and Letter of Credit Facility. The Borrowers will owe a loan fee to the bank equal to 1% of the amount of any requested advance under the Guidance Credit with a cap of $52,500.00 in cumulative fees. The Borrowers will owe the bank a fee for the issuance of any Letter of Credit in the amount of 2% of the amount of the letter of credit.


ITEM 9.01 Financial Statements and Exhibits.

(c)  Exhibits

     Exhibit No.                            Document
     -----------    ------------------------------------------------------------

     99.1 Press Release of Global Aircraft Solutions, Inc. dated December 13, 2005.

     99.2 Form of Modification to Loan Agreement among Global Aircraft Solutions, Inc, Hamilton Aerospace Technologies, Inc., and World Jet Corporation as borrowers, and Bank as lender.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: December 13, 2005
                                             Global Aircraft Solutions, Inc.
                                             (Registrant)


                                             By: /s/ John Sawyer
                                             -----------------------------------
                                             Name:   John Sawyer
                                             Title:  President